Exhibit 10.5
ROBBINS & MYERS, INC.
AWARD AGREEMENT
PERFORMANCE SHARE AWARD TO
This AWARD AGREEMENT (the “Agreement”) is entered into as of the Award Date set forth below between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and ________________ (“Executive”).
     A. The Company has established a 2011 Long-Term Incentive Plan (the “2011 LTIP”) as a sub-plan under its 2004 Incentive Stock Plan As Amended (the “2004 Plan”), copies of the 2011 LTIP and 2004 Plan have been delivered to Executive and are incorporated herein by this reference;
     B. For the purpose of encouraging Executive to have a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its Subsidiaries, and to render superior performance during the Performance Period, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that Performance Shares should be awarded under the 2011 LTIP to Executive; and
     C. Any capitalized term used herein that is not defined herein shall have the meaning ascribed to it in the 2004 Plan.
NOW, THEREFORE, THE COMPANY AND EXECUTIVE INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:
SECTION 1. PERFORMANCE SHARE AWARD.
1.1 Grant of Performance Shares
(a) The Company hereby grants to Executive on October ___, 2010 (the “Award Date”), subject to the terms and conditions of the 2011 LTIP, the 2004 Plan and this Agreement, _____________________(_______) Performance Shares (the “Performance Shares”) as a Performance Share Award under the 2004 Plan. Each Performance Share represents the right to receive one Common Share on August 31, 2013 if the Performance Goals for the Performance Period which is the Company’s fiscal year ending August 31, 2011 (“Fiscal 2011”) are satisfied provided Executive is employed by the Company on August 31, 2013 (the “Vesting Date”). The number of Performance Shares actually delivered to Executive on the Vesting Date is subject to adjustment based on Fiscal 2011 results as more fully set forth in the 2011 LTIP.
(b) For each Performance Share earned, Executive will be awarded dividend equivalents on the Vesting Date (or such other date as the Performance Shares become vested pursuant to Section 1.4), with the dividends being calculated as if Executive had owned the shares from the Award Date through the Vesting Date (or such other date as the Performance Shares become vested pursuant to Section 1.4). The aggregate amount of dividend equivalents will be divided by the average closing price of the Common Shares in August 2013 (or such other month ending immediately prior to the month in which the Performance Shares become vested pursuant to Section 1.4) to arrive at the number of additional Common Shares Executive will receive.
(c) If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to Executive and consistent with the terms of the 2004 Plan, cause an adjustment to be made in (i) the number and kind of Common Shares subject to the then outstanding Performance Shares, (ii) the Performance Goals applicable to the Performance Shares, and (iii) any other terms of the Performance Share Award that are affected by the event.
(d) Except as otherwise provided in Section 1.4, within two and one-half months following the Vesting Date, and upon the satisfaction of all other applicable conditions with respect to the Performance Share Award, the Company shall deliver or cause to be delivered to Executive the Common Shares that have been earned through achievement of the Performance Goals.
1.2 Restrictions
(a) Performance Shares may not be sold, transferred, assigned or subject any encumbrance, pledge, or charge or disposed of for any reason.
(b) Except as otherwise provided in Section 1.4, any Performance Shares for which the applicable Performance Goals have not been met shall be cancelled and shall be of no further force and effect.
(c) Any attempt to dispose of Performance Shares or any interest in such shares in a manner contrary to the 2004 Plan or this Agreement shall be void and of no effect.
1.3 Performance Goals
Subject to the provisions contained in Section 1.4, the Performance Period shall be Fiscal 2011 and the Performance Goals for the Performance Shares awarded herein shall be as set forth in the 2011 LTIP.
1.4 Acceleration on Change of Control; Termination of Employment and Forfeiture
(a) Change of Control During Fiscal 2011. In the event of a Change of Control of the Company during Fiscal 2011, provided that the Executive remains continuously employed by the Company until such Change of Control, all Performance Shares shall automatically become fully earned and vested on the date when the Change of Control is deemed to have occurred at the higher of (i) the rate such Performance Shares would have been earned had the Company’s performance with regard to the applicable Performance Goals as of the end of the Company’s fiscal quarter immediately preceding such Change of Control continued through the end of Fiscal

2011, or (ii) the target number of Performance Shares determined in accordance with the 2011 LTIP. The date of such Change of Control shall be the payment date for Performance Shares that vest on such date.
(b) Change of Control During Fiscal 2012 or 2013. In the event of a Change of Control of the Company after the end of Fiscal 2011 but prior to the Vesting Date, provided that the Executive remains continuously employed by the Company until such Change of Control, all Performance Shares that were earned as of the end of Fiscal 2011 based on the actual performance of the Company during Fiscal 2011 shall automatically become fully vested on the date when the Change of Control is deemed to have occurred. The date of such Change of Control shall be the payment date for Performance Shares that vest on such date.
(c) In the event Executive is not employed by the Company on the Vesting Date, the Performance Shares shall be forfeited unless the reason for Executive’s termination of employment was Disability, death, or Retirement, in which case the Performance Shares shall vest as follows:
     (i) Retirement During Fiscal 2011. In the event of Executive’s termination of employment on account of Retirement during Fiscal 2011, Executive shall vest in a number of Performance Shares equal to the product of (A) the actual number of Performance Shares that would have been earned and credited to Executive in accordance with the 2011 LTIP had Executive continued in employment throughout Fiscal 2011, determined based on the actual performance of the Company during such period, multiplied by (B) a fraction, the numerator of which is the number of full and partial months of employment that the Executive completed during Fiscal 2011, and the denominator of which is 12 months (and rounded down to the next whole number). The pro-rated number of Performance Shares shall be issued to Executive or his beneficiary, as the case may be, within two and one-half months following the end of Fiscal 2011.
     (ii) Disability or Death During Fiscal 2011. In the event of Executive’s termination of employment during Fiscal 2011 on account of Disability or death, all Performance Shares shall automatically become fully earned and vested on the date of termination due to Disability or death at the higher of (A) the rate such Performance Shares would have been earned had the Company’s performance with regard to the applicable Performance Goals as of the end of the Company’s fiscal quarter immediately preceding the date of termination due to Disability or death continued through the end of Fiscal 2011, or (B) the target number of Performance Shares determined in accordance with the 2011 LTIP. Such Performance Shares shall be issued to Executive or his beneficiary, as the case may be, within thirty (30) days following termination.
     (iii) Disability, Death or Retirement During Fiscal 2012 or 2013. In the event of Executive’s termination of employment on account of Disability, death or Retirement after the end of Fiscal 2011 but on or prior to the Vesting Date, then the Executive shall vest in the number of Performance Shares that were earned and credited to Executive in accordance with the 2011 LTIP based on the actual performance of the Company during Fiscal 2011. Such Performance Shares shall be issued to Executive or his beneficiary, as the case may be, within 30 days following termination.

1.5 Section 162(m) Award
The Performance Share Award made herein is intended to be a Section 162(m) Award as defined in the 2004 Plan and the provisions of the 2004 Plan applicable to such awards shall control the interpretation and performance of this Agreement.
1.6 Payment of Applicable Taxes
No Common Shares shall be delivered to Executive hereunder until any taxes payable by Executive with respect to the Common Shares have been withheld by the Company or paid by Executive. Executive may use Common Shares to pay the Company all or any part of the mandatory federal, state or local withholding tax payments. Payment of applicable taxes may be made as follows: (i) in cash, (ii) payment in Common Shares owned by Executive, including those that have been earned under the Plan, or (iii) by a combination of the methods described above.
SECTION 2. REPRESENTATIONS OF EXECUTIVE.
Executive hereby represents to the Company that Executive has read and understands the provisions of this Agreement, the 2011 LTIP and the 2004 Plan, and Executive acknowledges that Executive is relying solely on his or her own advisors with respect to the tax consequences of this Performance Share Award.
SECTION 3. NOTICES.
All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:	Robbins & Myers, Inc.
51 Plum Street, Suite 260
Dayton, Ohio 45440
Attention: Vice President, Human Resources

To Executive:	At the last residence address of Executive on file with the Company.
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested), (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), or (c) be given electronically, if receipt is confirmed electronically to the sender within 24 hours and the actual date of receipt shall determine the time at which notice was given.
SECTION 4. PLAN CONTROLLING; CLAWBACK POLICY.
The Award is subject all of the terms conditions of the 2004 Plan. In the event of a conflict between the 2004 Plan and the 2011 LTIP or this Agreement, the provisions of the 2004 Plan shall control. The Robbins & Myers, Inc. Compensation Clawback Policy dated October 5, 2010 is hereby incorporated by reference.
SECTION 5. GOVERNING LAW.
This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio other than the conflict of laws provisions of such laws.
SECTION 6. SECTION 409A OF THE CODE.
It is intended that the payments and benefits provided to Executive (who will not be eligible for Retirement, absent Committee consent, prior to the Vesting Date) under this Agreement shall be exempt from the application of Section 409A of the Code pursuant to the “short-term deferral” exception of Treasury Regulation § 1.409A-1(b)(4). This Agreement shall be construed, administered, and governed in a manner that effects such intent.
SECTION 7. SEVERABILITY.
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.
SECTION 8. STRICT CONSTRUCTION.
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.
SECTION 9. DEFINITIONS.
(a) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 50% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
(b) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of Executive, Company includes any Subsidiary of the Company.
(c) “Fair Market Value” means the closing price of a Common Share on the date when the value of a Common Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Common Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Common Shares are no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Code and related regulations promulgated under the Code.
(d) “Retirement” means the Executive’s Early Retirement or Normal Retirement as defined in the 2004 Plan.
IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the Award Date.

ROBBINS & MYERS, INC.
By:
	Name:	Peter C. Wallace, President and Chief
Executive Officer

EXECUTIVE

Name: